Pioneer Canada Metrics

$23.18 / barrel of oil equivalent

2006 Finding and Development Cost 1

$65,060 / barrel of oil equivalent

      - Sale Price Per Flowing Barrel

Approximately 8,300 barrels of oil equivalent per day

Current Net Daily Production

$17.35 / barrel of oil equivalent

     -  Sale Price Per Barrel of Net Proved Reserves

31.117 million barrels of oil equivalent

12/31/2006 Net Proved Reserves

$540 million (only nominal cash taxes expected, if any)

Cash Proceeds Before Closing Adjustments

Canada Sale Metrics

$17.28 / barrel of oil equivalent

Depreciation, Depletion and Amortization Cost

             reflecting winter-access only drilling)

$88 million (most of 2007 capital program spent in 1H

Capital Spending

$19.71 / barrel of oil equivalent

                 Net Cash Margin

($2.16) / barrel of oil equivalent

         General and Administrative Expense

($17.99) / barrel of oil equivalent

         Production Cost

$39.86 / barrel of oil equivalent (excludes hedge impact)

        Oil and Gas Revenues

Net Cash Margin

9,217 barrels of oil equivalent per day (92% gas)

Net Daily Production

Canada Financial Modeling Metrics (1st Half 2007)

1) Finding and development cost reflects total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions.  Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

Exhibit 99.1